Exhibit 4.4

FORM OF REPLACEMENT NOTE

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

JOWAY HEALTH INDUSTRIES GROUP INC.

Convertible Secured Promissory Note

Issuance Date: _______, 2023	Original Principal Amount: $_______

FOR VALUE RECEIVED, JOWAY HEALTH INDUSTRIES GROUP INC., a Nevada corporation (the “Company”), hereby promises to pay to [____] or registered assign (the “Holder”), the amount set out above as the Original Principal Amount when due, whether upon the Maturity Date (as defined below), acceleration or conversion (in each case in accordance with the terms hereof).

(1) GENERAL TERMS

(a) Payment of Principal. Unless earlier converted in accordance with the terms hereof, all principal shall be due and payable on the date that is thirty (30) months from the date set out above as the Issuance Date (the “Maturity Date”), unless an Event of Default (as defined below) shall have occurred and be continuing.

(b) Grant of Security Interest. As collateral security for the satisfaction of all indebtedness evidenced by or arising under this Note, the Company hereby pledges, assigns and grants to the Holder a continuing security interest and lien in all of the Company’s right, title and interest in and to the property, whether now owned or hereafter acquired by the Company and whether now existing or hereafter coming into existence or acquired, including the proceeds of any disposition thereof, described on Exhibit B attached hereto and incorporated herein by this reference, excluding the following patented lode mining claims that represent approximately 7.3% of the CuMo Project: that acreage located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706: Blackbird, Red Flag, Enterprise, Enterprise Fraction, Commonwealth, Baby Mine (collectively, the “Collateral”). As applicable, the terms of this Note with respect to the Company’s granting of a security interest in the Collateral to the Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with the Company as the debtor and the Holder as the secured party.

(c) Perfection. Upon the execution and delivery of this Note, the Company authorizes the Holder to file such financing statements and other documents in such offices as shall be necessary or as the Holder may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. The Company hereby agrees, upon the Holder’s request, to take all such actions as shall be necessary or as the Holder may reasonably request to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof.

(d) Representations and Warranties of the Company. The Company hereby represents and warrants the following to the Holder:

(i) The Company and those persons executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform its obligations under this Note, which are not prohibited or restricted under the Articles of Incorporation or Bylaws of the Company. This Note has been duly executed and delivered by an authorized officer of the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(ii) The execution of this Note and the Company’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which the Company is a party or by which the Company is bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

(iii) The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for its obligations, and, except as to leased equipment or encumbrances previously existing as of the date of this Note, such interests, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to the Collateral.

(e) Covenants of the Company. For so long as any obligations pursuant to the terms of this Note remain outstanding:

(i) The Company shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein, except in the ordinary course of the business of the Company;

(ii) The Company shall pay or cause to be paid promptly when due all taxes and assessments on the Collateral; and

(iii) Upon written request by the Holder, the Company shall apprise the Holder, in writing, as to the current location of all of the Collateral, providing the Holder with current information with respect to the Collateral so the Holder may perfect and maintain the priority of its security interest therein.

(f) Use of Collateral. For so long as no Event of Default shall have occurred and be continuing under this Note, the Company shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses subject to the rights, remedies, powers and privileges of the Holder under this Note and to such use, possession or exercise not otherwise constituting an Event of Default. The Company shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by the Holder of any right, remedy, power or privilege in respect of this Note shall not release the Company from any of its duties and obligations under such contracts and agreements; and the Holder shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall the Holder be obligated to perform any of the duties or obligations of the Company under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

(g) Prepayment. The Company shall have the right, but not the obligation, to prepay all or any portion of the outstanding Principal Amount and accrued interest thereon, without penalty or premium, upon no less than ten business days’ prior notice to the Holder, provided that (i) such amount must be paid in cash on the next business day following such ten business day notice period, and (ii) the Holder may still convert this Note pursuant to the terms hereof at all times until such prepayment amount has been received in full.

(2) CONVERSION OF NOTE. This Note shall be convertible into shares of common stock, no par value, of the Company (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a) Certain Definitions.

(i) “Conversion Amount” means the portion of the Original Principal Amount and interest to be converted.

(ii) “Conversion Price” shall be $0.10 per share of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by any reverse stock split, or stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any such adjustment shall become effective immediately upon the effectiveness under Idaho law of such subdivision or combination.

(b) Optional Conversion. At or at any time prior to the Maturity Date, the Holder may, in its sole discretion, determine to convert all or part of the outstanding Principal Amount due hereunder into fully paid and nonassessable shares of Common Stock at the Conversion Price. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 2(b) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs, and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note; provided, however, that the Holder shall pay any transfer taxes.

(c) Conversion Notice. To convert any portion of this Note into shares of Common Stock at the Maturity Date (a “Conversion Date”) pursuant to Section 2(b), the Holder shall transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 5:30 p.m., Pacific Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company. On or before the tenth business day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (i) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the transfer agent for the Company is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii) if a restrictive legend is required to be placed on the certificates of Common Stock, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, with a restrictive legend imposed thereon.

(d) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (i) the full Conversion Amount represented by this Note is being converted at the option of the Holder, or (ii) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal Amount converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(e) Limitations on Conversions or Trading.

(i) Beneficial Ownership. The Company shall not effect any conversions of this Note and the Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section 2(e)(i) applies, the determination of which portion of the Principal Amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal Amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal Amount permitted to be converted on such Conversion Date in accordance with Section 2(b) and, any Principal Amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Section may be waived by the Holder upon written notification to the Company.

(f) Other Provisions.

(i) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note.

(ii) All calculations under this Section 2 shall be rounded off to the nearest $0.001.

(3) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company’s failure to pay to the Holder any amount of the then outstanding Principal Amount when and as due under this Note;

(ii) The Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty- one (61) business days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty- one (61) business days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iii) The Company shall default in any of its material obligations under this Note and fails to cure such breach within twenty (20) business days after written notice thereof, specifying the specific breach, from the Holder to the Company; or

(iv) The commencement of any action or proceeding which materially affects the Collateral or title thereto or the interest of the Holder therein, including, but not limited to eminent domain, insolvency, code enforcement or arrangements or proceedings involving a bankrupt or decedent.

(b) Rights and Remedies of Holder Upon Default. Upon the occurrence of an Event of Default by the Company under this Note, then, in addition to all other rights and remedies at law or in equity, the Holder may exercise any one or more of the following rights and remedies:

(i) Accelerate the time for payment of all amounts payable under this Note by written notice thereof to the Company, whereupon all such amounts shall be immediately due and payable.

(ii) Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the UCC.

(iii) Make such appearance, disburse such sums, and take such action as the Holder deems necessary, in its sole discretion, to protect the Holder’s interest, including but not limited to (A) disbursement of attorneys’ fees, (B) entry upon the Company’s property to make repairs to the Collateral, and (C) procurement of satisfactory insurance. Any amounts disbursed by Holder pursuant to this Section 3(b)(iii), shall become additional indebtedness of the Company secured by the Collateral and shall be immediately due and payable from the date of disbursement. Nothing contained in this Section shall require Holder to incur any expense or take any action.

(iv) The Holder may sell all or any part of the Collateral as a whole or in part either by public auction, private sale, or other method of disposition. The Holder may bid at any public sale on all or any portion of the Collateral. Unless the Collateral threatens to decline speedily in value, the Holder shall give the Company reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least ten days before the time of the sale or other disposition shall be conclusively presumed to be reasonable.

(v) Pursue any other rights or remedies available to Holder at law or in equity.

(c) Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, the Company agrees to pay, in addition to the principal due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note or enforcement of the Holder’s rights.

(4) REISSUANCE OF THIS NOTE.

(a) Assignability. This Note will be binding upon the Company and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder with prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal Amount hereunder.

(5) APPLICABLE LAW AND VENUE. This Note shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws. The parties hereto further agree that any action between them shall be heard exclusively in federal or state court sitting in Washoe County, Nevada, and expressly consent to the jurisdiction and venue of the Supreme Court of Nevada, sitting in Washoe County for the adjudication of any civil action asserted pursuant to this paragraph. THE COMPANY AND THE HOLDER IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS THIS NOTE OR UNDER ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE COMPANY AND THE HOLDER ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(6) WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(7) AMENDMENT. The terms of this Note may only be waived or amended by an instrument in writing signed by the Company and the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding.

[Remainder of Page Intentionally Omitted; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

JOWAY HEALTH INDUSTRIES GROUP INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

Joway Health Industries Group Inc.

[______]

Attn: [_____]

The undersigned hereby elects to convert [all] [a portion] of the $[____] Convertible Note issued to [____] on [_____], 2022 into shares of Common Stock of Joway Health Industries Group Inc. according to the conditions set forth in such Note as of the date written below.

By accepting this notice of conversion, you are acknowledging that the number of shares to be delivered represents less than 10% (ten percent) of the common stock outstanding. If the number of shares to be delivered represents more than 9.99% of the common stock outstanding, this conversion notice shall immediately automatically extinguish, and the Holder must be immediately notified.

Date of Conversion:

Conversion Amount:

Conversion Price:

Shares to be Delivered:

EIN:

By:
Name:
Title:

Exhibit B

Collateral

Each and all of the following in which Joway Health Industries Group Inc, a Nevada corporation (the “Company”), or any direct or indirect subsidiary of the Company, has any right, title, or interest, regardless of the manner in which such items are formally held or titled; all as defined in the Nevada Uniform Commercial Code - Secured Transactions (Nevada Revised Statutes (“NRS”) §§ 104.9101 et. seq.) as of the date of the Note, and as the same may be amended hereafter:

(1) Accounts, as defined in NRS 104.9102(1)(b)

(2) Cash proceeds, as defined in NRS 104.9102(1)(i)

(3) Chattel paper, as defined in NRS 104.9102(1)(k)

(4) Commercial tort claims, as defined in NRS 104.9102(1)(m)

(5) Commodity accounts and commodity contracts, as defined in NRS 104.9102(1)(n) and NRS 104.9102(1)(o), respectively,

(6) Deposit accounts, as defined in NRS 104.9102(1)(cc)

(7) Documents, as defined in NRS 104.9102(1)(dd)

(8) Electronic chattel paper, as defined in NRS 1049102(1)(ee)

(9) Equipment, as defined in NRS 104.9102(1)(gg)

(10) General intangibles, as defined in NRS 104.9102(1)(pp)

(11) Goods, as defined in NRS 104.9102(1)(qq)

(12) Instruments, as defined in NRS 104.9102(1)(tt)

(13) Inventory, as defined in NRS 104.9102(1)(uu)

(14) Investment property, as defined in NRS 104.9102(1)(vv)

(15) Letter-of-credit right, as defined in NRS 104.9102(1)(xx)

(16) Noncash proceeds, as defined in NRS 104.9102(1)(eee)

(17) Payment intangible, as defined in NRS 104.9102(1)(hhh)

(18) Proceeds, as defined in NRS 104.9102(1)(kkk)

(19) Promissory notes, as defined in NRS 104.9102(1)(lll)

(20) Record, as defined in NRS 104.9102(1)(qqq)

(21) Software, as defined in NRS 104.9102(1)(www)

(22) Supporting obligations, as defined in NRS 104.9102(1)(yyy)

(23) Tangible chattel paper, as defined in NRS 104.9102(1)(zzz)

(24) The following, as defined in NRS 104.9102(2): certificated securities, contracts for sale, leases, lease agreements, lease contracts, leasehold interests, letters of credit, negotiable instruments, notes, proceeds of letters of credit, securities, security certificates, security entitlements, and uncertificated securities.

The Collateral shall specifically exclude the following patented lode mining claims that represent approximately 7.3% of the CuMo Project: that acreage located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706: Blackbird, Red Flag, Enterprise, Enterprise Fraction, Commonwealth, Baby Mine